                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                     United American Healthcare Corporation
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                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:
                                   $75,652,197
--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

(UNITED AMERICAN HEALTHCARE CORPORATION LOGO)

                                 UNITED AMERICAN
                             HEALTHCARE CORPORATION

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of United American Healthcare Corporation:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of United American Healthcare Corporation will be held on _________, 2008 at :00 [a.m./p.m.], Eastern Time, at the Atheneum Suite Hotel, 1000 Brush Avenue, Detroit, Michigan.

     The purpose of the Special Meeting is to consider and act upon the following proposal, and to transact such other business as may properly come before the meeting or an adjournment thereof:

- approve the Purchase Agreement dated as of March 24, 2008 among us, our subsidiaries United American of Tennessee, Inc. and UAHC Health Plan of Tennessee, Inc. ("UAHC Health Plan") and Molina Healthcare, Inc. ("Molina") and all transactions contemplated therein (together with the Purchase Agreement and a Shareholder Agreement referred to in it, the "Transactions").

     The Transactions will occur ONLY IF UAHC Health Plan receives at least one contract pursuant to the proposal that it and Molina have jointly submitted to apply for contracts with the Department of Finance and Administration of the State of Tennessee, Bureau of TennCare, to provide managed care services in the East and West Grand Regions of Tennessee. TennCare's announcement of the award of the contracts is scheduled for April 22, 2008, with the signing of the contracts scheduled to occur no later than May 9, 2008.

     Additional information relating to these matters is set forth in the proxy statement enclosed herewith, which should be read carefully and in its entirety. The Transactions proposal has been carefully reviewed by the Board of Directors of the Company, who believe the proposal is fair and in the best interests of the shareholders and who unanimously recommend that you vote FOR the proposal.

     Only shareholders of record at the close of business on March 21, 2008 will be entitled to vote at the Special Meeting.

     PLEASE VOTE YOUR SHARES PROMPTLY. YOUR VOTE IS EXTREMELY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE SPECIAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

     We appreciate your continued support.

                                        Sincerely,


                                        /s/ William C. Brooks,

                                        William C. Brooks,
                                        Chairman, President and
                                        Chief Executive Officer

___________, 2008

(UNITED AMERICAN HEALTHCARE CORPORATION LOGO)

                                 UNITED AMERICAN
                             HEALTHCARE CORPORATION

                     UNITED AMERICAN HEALTHCARE CORPORATION
                           300 RIVER PLACE, SUITE 4950
                          DETROIT, MICHIGAN 48207-5062

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                                  INTRODUCTION

     This proxy statement is provided in connection with the solicitation of proxies by United American Healthcare Corporation (the "COMPANY"), for use at the Special Meeting of Shareholders of the Company to be held on __________, 2008 at :00 [a.m./p.m.], Eastern Time, at the Atheneum Suite Hotel, 1000 Brush Avenue, Detroit, Michigan, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. This proxy statement and proxies in the enclosed form are first being sent to the Company's shareholders on or about __________, 2008.

     It is important that your shares be represented at the Special Meeting. The proxy is solicited on behalf of our Board of Directors. Shares represented by valid proxies in the enclosed form will be voted if received in time for the meeting. Whether you plan to attend the meeting or not, please sign, date and mail the enclosed proxy card as soon as possible in the envelope provided. If you send in your proxy card and then decide to attend the Special Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

     The proposed sale to Molina Healthcare, Inc. of a 19.9% or 49.9% interest in the stock of our subsidiary, UAHC Health Plan of Tennessee, Inc., the signing of the Shareholder Agreement to be entered into with Molina, and the future sale for cash to Molina, at its option, of our remaining UAHC Health Plan stock have been agreed to in a Purchase Agreement between the Company and Molina in connection with the proposal they jointly submitted to apply for one or two TennCare managed care contracts. The closing of these and other transactions contemplated in the Purchase Agreement are conditioned upon, among other things, approval of the proposal stated in the Notice of Special Meeting of Shareholders accompanying this proxy statement by a majority of the votes cast by the Company's shareholders entitled to vote at the Special Meeting (represented in person or by proxy).

     If Molina would exercise its purchase option and if, consequently, the sale of all our UAHC Health Plan stock is completed, the Company will sell substantially all of its non-cash assets to Molina for the purchase price determined as set forth in the Shareholder Agreement at some future time. THE SHAREHOLDERS WILL NOT KNOW, AT THE TIME OF THE SPECIAL MEETING, THE ACTUAL AMOUNT OF THE PURCHASE PRICE. HOWEVER, THE BOARD OF DIRECTORS OF THE COMPANY HAS CAREFULLY REVIEWED AND APPROVED THE PROPOSAL AS BEING FAIR AND IN THE BEST INTERESTS OF THE SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

     NEITHER THE GRANTING OF MOLINA'S PURCHASE OPTION NOR THE SALES OF UAHC HEALTH PLAN STOCK TO MOLINA HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, AND THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               SUMMARY TERM SHEET

     The following is a summary of the most material terms of the signed Purchase Agreement dated as of March 24, 2008 (attached to this proxy statement as APPENDIX A) and the transactions contemplated therein, including a summary of the most material terms of the proposed Shareholder Agreement which is Exhibit D in such APPENDIX A. We have included page references in parentheses to direct you to a more complete description of such transactions and agreements elsewhere in this proxy statement.

- PARTIES. (See pages 13 and 14) The parties to the Purchase Agreement are Molina Healthcare, Inc., UAHC Health Plan of Tennessee, Inc., United American of Tennessee, Inc. and United American Healthcare Corporation. In addition, if the proposal that UAHC Health Plan of Tennessee, Inc. and Molina Healthcare, Inc. jointly submitted to TennCare in March 2008 results in receiving one or two TennCare contracts, and if applicable conditions are satisfied or waived, then the Shareholder Agreement will be entered into by UAHC Health Plan of Tennessee, Inc., United American of Tennessee, Inc. and Molina Healthcare, Inc.

- DEFINED TERMS FOR BREVITY. For brevity in this proxy statement: (A) "WE" or "OUR" refer to United American Healthcare Corporation; (B) our wholly-owned subsidiary, UAHC Health Plan of Tennessee, Inc., is sometimes referred to as "UAHC HEALTH PLAN"; (C) our wholly-owned subsidiary, United American of Tennessee, Inc., is sometimes referred to as "UAT"; (D) Molina Healthcare, Inc. is sometimes referred to as "MOLINA"; and (E) "SPECIAL MEETING" means the Special Meeting of our shareholders referred to in the very first paragraph of this proxy statement.

- THE SALE OF A MINORITY INTEREST IN OUR SUBSIDIARY. (See page 14) You are being asked to approve the sale of a 19.9% or 49.9% stock interest in our operating subsidiary, UAHC Health Plan, to Molina, depending on whether the proposal they jointly submitted to TennCare in March 2008 results in receiving one or two TennCare contracts, respectively. However, if no TennCare contract is received pursuant to the joint proposal, there will be no sale, and hence no Shareholder Agreement, and the Special Meeting will be canceled.

- CLOSING OF THE MINORITY INTEREST SALE. (See page 14) The closing of the sale of the minority stock interest to Molina will occur only if at least one TennCare contract is received pursuant to the joint proposal. In that event, the closing is expected to occur, if all applicable conditions have been satisfied or waived, no sooner than the TennCare contract signing (expected on or before May 9, 2008) and no later than the TennCare contract effective date (expected to be November 1, 2008 if only a West Grand Region contract is received, or January 1, 2009 if an East Grand Region contract is received).

- CONSIDERATION FOR THE MINORITY INTEREST SALE. (See page 14) At the closing (if any), the cash purchase price to be paid by Molina to UAHC Health Plan will be $4,500,000 for a 19.9% interest, or $18,040,000 for a 49.9%
     interest, in the total outstanding stock of UAHC Health Plan, as applicable.

- MOLINA'S OPTION TO BUY-OUT OUR INTEREST IN UAHC HEALTH PLAN. (See pages 14-15) You are being asked to approve our granting Molina Healthcare, Inc. an option to purchase all our shares of UAHC Health Plan stock for cash, exercisable at a future time. Accordingly, you are being asked to approve the sale of substantially all of our non-cash assets to Molina if it exercises that option.(1) However, if no TennCare contract is received pursuant to the joint proposal, there will be no such option, and hence no such potential sale, and the Special Meeting will be canceled.

- WHEN MOLINA CAN EXERCISE ITS OPTION TO BUY-OUT OUR INTEREST IN UAHC HEALTH PLAN. (See pages 14-15) Molina could exercise the option any time between the dates that are 24 and 48 months (if the joint proposal results in one TennCare contract) or 36 and 60 months (if it results in two TennCare contracts) from the TennCare contract effective date. Accordingly, if the joint proposal results in only a West Grand Region contract (with a November 1, 2008 expected effective date), Molina could exercise the option between November 1, 2010 and November 1, 2012; and if the joint proposal results in a West Grand Region contract and an East Grand Region contract (with a January 1, 2009 expected effective date), Molina could exercise the option between January 1, 2012 and January 1, 2014.

- ALSO WHEN MOLINA CAN EXERCISE ITS OPTION TO BUY-OUT OUR INTEREST IN UAHC HEALTH PLAN. (See page 15) In addition, Molina could exercise the option to buy-out our interest in UAHC Health Plan prior to the expiration dates described in the preceding paragraph any time that (i) UAHC Health Plan requires a capital infusion of more than $5,000,000 upon a capital call by its Board of Directors as set forth in the Shareholder Agreement, or requires additional capital as mandated by TennCare and/or the Tennessee Department of Commerce and Insurance, and (ii) UAT declines to contribute its proportionate share, and (iii) Molina elects to and does contribute 100% of the required capital.

- CONSIDERATION FOR OUR ENTIRE INTEREST IN UAHC HEALTH PLAN. (See page 15) If Molina exercises its option to purchase all of our UAHC Health Plan stock (which is owned by our subsidiary, UAT), the cash purchase price to be paid by Molina to UAT will equal the percentage share of all outstanding UAHC Health Plan stock then owned by UAT multiplied by the Fair Market Value of UAHC Health Plan determined as of the purchase closing date. For this purpose, the Fair Market Value of UAHC Health Plan will equal the sum of
     (1) its Medicaid membership multiplied by $345 per Medicaid member, plus
     (2) its Medicare Advantage and/or Medicare Advantage Special Needs Plan membership multiplied by $2,500 per Medicare member, plus (3) the market value of its Medicare Advantage Prescription Drug Program plan business operations, if any, plus (4) the sum of capital then held by UAHC Health Plan in excess of its statutory minimum net worth requirement. Because these variable components of the purchase price must be determined at an indefinite date

----------
(1) We note that upon Molina's purchase of a minority interest in UAHC Health Plan stock, the remaining majority interest in UAHC Health Plan stock that UAT will continue to own will constitute substantially all of our non-cash assets (i.e., assets other than cash, cash equivalents and marketable securities), and may continue to constitute substantially all of our non-cash assets when Molina later exercises its buy-out purchase option. It is possible, however, that if and when Molina exercises the option, the Company by that time might have acquired other non-cash assets to such an extent that the sale of all of UAT's UAHC Health Plan stock to Molina would not then be a sale of substantially all of our non-cash assets. Since that is wholly speculative and may not occur, we ask shareholders to consider and vote on the Transactions proposal at the Special Meeting (in person or by proxy) on the assumption that if Molina exercises the option, the sale of all of UAT's UAHC Health Plan stock to Molina would be a sale of substantially all of our non-cash assets at that time.

     likely to be more than 2 1/2 years from now, we cannot know or accurately predict what the actual cash purchase price will be.

-    OUR OPTION TO BUY ALL OF MOLINA'S INTEREST IN UAHC HEALTH PLAN. (See page
     15) In the Shareholder Agreement, Molina will grant to our subsidiary, UAT, the option to purchase all UAHC Health Plan stock owned by Molina for a purchase price equal to the percentage share of the total outstanding UAHC Health Plan stock then owned by Molina multiplied by the Fair Market Value of UAHC Health Plan (as defined in the preceding paragraph) determined as of the purchase closing date. UAT could exercise the option any time between the dates that are 60 and 72 months from the effective date of the TennCare contract received pursuant to the joint proposal. Accordingly, UAT could exercise the option any time between November 1, 2013 and November 1, 2014 if the contract effective date for this purpose is November 1, 2008, or between January 1, 2014 and January 1, 2015 if the contract effective date for this purpose is January 1, 2009.

- MOLINA'S OPTION TO REQUIRE US TO BUY ALL OF ITS INTEREST IN UAHC HEALTH PLAN. (See pages 15-16) In the Shareholder Agreement, our subsidiary, UAT, will grant to Molina the option (called the "PUT") to require UAT to purchase all UAHC Health Plan stock owned by Molina for a price equal to the percentage share of the total outstanding UAHC Health Plan stock then owned by Molina multiplied by the Total Value of UAHC Health Plan. Molina could exercise the Put any time between the dates that are 60 and 72 months from the effective date of the new TennCare contract. Accordingly, Molina could exercise the Put any time between November 1, 2013 and November 1, 2014 if the contract effective date for this purpose is November 1, 2008, or between January 1, 2014 and January 1, 2015 if the contract effective date for this purpose is January 1, 2009. For this purpose, the Total Value of UAHC Health Plan would be (i) the valuation proposed in writing by Molina with its notice of exercising the Put, if agreed to by UAT, or (ii) the alternative valuation proposed by UAT to Molina, or (iii) if Molina and UAT could not agree upon the Total Value of UAHC Health Plan within 30 days after Molina's notice of exercising the Put, the valuation determined by arbitration procedures set forth in the Purchase Agreement.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are subject to the safe harbor provisions created by that Act. Forward-looking statements can be identified by the use of terms such as "expect," "could," "may," "believe," "anticipate," "will" and other future tense and forward-looking terminology. Such forward-looking statements are based on management's current expectations and involve known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                                ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

     At our Special Meeting, shareholders will act upon the proposal stated in the Notice of Special Meeting of Shareholders accompanying this proxy statement, to approve the Purchase Agreement dated as of March 24, 2008 among us, our subsidiaries United American of Tennessee, Inc. and UAHC Health Plan of Tennessee, Inc., and Molina Healthcare, Inc. and all transactions contemplated therein (together with the Purchase Agreement and a Shareholder Agreement referred to in it, the "TRANSACTIONS").

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of the Board of Directors of the Company (the "BOARD" or "BOARD OF DIRECTORS"). The Board's recommendation is set forth with the description of the Transactions proposal in this proxy statement. In summary, the Board recommends a vote FOR the approval of the Transactions proposal as being in the best interests of the Company and our shareholders.

     Management is not aware of any matters, other than as specified above, that will be presented for action at the Special Meeting, but if any other matters do properly come before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, at their discretion.

WHO IS ENTITLED TO VOTE AT THE MEETING?

     Only shareholders of record at the close of business on March 21, 2008, the record date for the meeting, are entitled to receive notice of and to participate in the Special Meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. As of the record date, there were 8,734,214 shares of our Common Stock outstanding.

WHAT ARE THE VOTING RIGHTS OF HOLDERS OF THE COMPANY'S COMMON STOCK?

     Under the Company's Articles of Incorporation, each holder of outstanding Common Stock is entitled to cast one vote for each share of Common Stock held by such holder.

WHO CAN ATTEND THE MEETING?

     All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, please note that cameras, recording devices and other electronic devices will not be permitted at the meeting.

     Please also note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date in order to gain entrance.

WHAT CONSTITUTES A QUORUM?

     With respect to all of the matters to be voted on at the meeting, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum at the meeting, permitting the shareholders to take action on those matters.

     Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum.

HOW DO I VOTE?

     If you complete and properly sign and date the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly exercised proxy bearing a later date. In addition, the powers of the proxy holders will be suspended as to your earlier submitted proxy if you attend the meeting in person and vote, although attendance at the meeting will not by itself revoke a previously granted proxy.

WHAT VOTE IS REQUIRED TO APPROVE THE TRANSACTIONS PROPOSAL?

     A majority of the votes cast by the shareholders of Common Stock entitled to vote at the meeting (represented in person or by proxy) will be required to approve the Transactions proposal. A properly executed proxy marked "ABSTAIN" with respect to the Transactions proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

     If you hold your shares in "street name" through a broker or other nominee, your broker or other nominee will not be permitted to exercise voting discretion with respect to the Transactions proposal and may not be permitted to exercise voting discretion with respect to any other matter that may properly come before the meeting. Thus, if you do not give your broker or other nominee specific instructions, your shares may not be voted on that proposal or those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

WHAT WILL THE INSPECTOR OF ELECTION DO AT THE SPECIAL MEETING?

     The shareholder votes cast for all items considered at the meeting will be calculated by an officer of Computershare Investor Services, L.L.C., our Registrar and Transfer Agent, as the Board-designated Inspector of Election. The Inspector of Election will determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, hear and determine challenges and questions arising in connection with the right to vote, count and tabulate votes, determine the result, and do such acts as are proper to conduct the election. Abstentions will not be counted either for or against any action for which cast.

WILL THE SHAREHOLDERS HAVE APPRAISAL RIGHTS OR SIMILAR RIGHTS OF DISSENTERS?

     Under the Michigan Business Corporation Act, the shareholders of the Company are not entitled to any appraisal rights or dissenters' rights in connection with the Transactions or any other matter to be acted upon at the Special Meeting.

WHAT IS BENEFICIAL OWNERSHIP?

     Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage of ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown on the following table does not necessarily reflect the person's actual voting power at any particular time. The following information is based on information contained in the most recent Schedule 13D or 13G and Form 4 filings available to the Company.

HOW MUCH STOCK DO THE COMPANY'S 5% SHAREHOLDERS OWN?

     The following table contains information with respect to the beneficial ownership of our common shares as of March 21, 2008 by each person known by us to beneficially own more than 5% of our common shares, our only outstanding class of voting shares:

                                                       AMOUNT AND NATURE OF   PERCENTAGE OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP         OWNED (1)
------------------------------------                   --------------------   --------------------
Lloyd I. Miller, III                                       1,009,051(2)               11.6%
   4550 Gordon Drive
   Naples, FL 34102

Robert W. Morey and Maura Morey                              662,196(3)               7.6%
   1660 Tiburon Boulevard, Suite E
   Tiburon, CA 94920

Bruce Galloway, Gary L. Herman, Strategic Turnaround         625,428(4)               7.2%
   Equity Partners, L.P. (Cayman)
   and Galloway Capital Management LLC
   720 Fifth Avenue, 10th Floor
   New York, NY 10019

Richard M. Brown, D.O.                                       470,949(5)               5.4%
   1200 Ardmoor Drive
   Bloomfield Hills, Michigan 48301

----------
(1)  Based on 8,734,214 common shares outstanding as of March 21, 2008.

(2) The information with respect to Lloyd I. Miller, III, is based solely on his Schedule 13G/A report (Amendment No. 1) filed January 3, 2008, his Form 4 report filed March 10, 2008, and a Schedule 13G/A report (Amendment No.
     1) filed March 10, 2008 by The PNC Financial Services Group, Inc., PNC Bancorp, Inc. and PNC Bank, National Association. Mr. Miller beneficially owns an aggregate of 1,009,051 common shares, consisting of (i) 47,435 shares held by Mr. Miller for which he has sole voting and dispositive power, (ii) 920,793 shares held in trust accounts as to which he and PNC Bank, National Association, in its capacity as Trustee, share voting and dispositive power, and 40,823 shares held by Milfam II L.P. as to which he has sole voting and dispositive power. Mr. Miller disclaims beneficial ownership of the shares described in clauses (ii) and (iii) above except to the extent of his pecuniary interest therein.

(3) The information with respect to Robert W. Morey and Maura Morey is based solely on a Schedule 13G/A report (Amendment No. 2) filed February 1, 2006. They beneficially own an aggregate of 662,196 common shares, consisting of
     (i) 227,241 shares held by Mr. Morey, (ii) 2,800 shares held by Mr. Morey as custodian for his grandchild, Amberley Morey, and 900 shares held by Mr. Morey as custodian for his grandchild, Elizabeth Gracey Morey, (iii) 12,000 shares held by Mr. Morey and Maura Morey as joint tenants and as to which they share voting and dispositive power, and (iv) 419,255 shares held in the RW Morey Defined Pension Trust for which Mr. Morey and Maura Morey serve as co-trustees and as to which they share voting and dispositive power.

(4) The information with respect to Bruce Galloway, Gary L. Herman, Strategic Turnaround Equity Partners, L.P. (Cayman) and Galloway Capital Management LLC is based solely on a Schedule 13D/A

     (Amendment No. 2) report filed October 29, 2007. Strategic Turnaround Equity Partners, L.P. (Cayman) is deemed to be the direct beneficial owner of 451,684 common shares. Galloway Capital Management LLC, as the general partner of Strategic Turnaround Equity Partners, L.P. (Cayman), is deemed to be the indirect beneficial owner of 540,888 common shares. Bruce Galloway and Gary L. Herman, as Managing Members of Galloway Capital Management LLC, are deemed to be the indirect beneficial owners of 540,888 common shares. Each of Galloway Capital Management LLC, Bruce Galloway and Gary L. Herman disclaims beneficial ownership of the common shares beneficially owned by Strategic Turnaround Equity Partners, L.P. (Cayman) (except for (i) the indirect interest of Galloway Capital Management LLC by virtue of being the general partner of Strategic Turnaround Equity Partners, L.P. (Cayman), (ii) the indirect interests of Bruce Galloway and Gary L. Herman by virtue of being members of Galloway Capital Management LLC, and (iii) the indirect interests of Bruce Galloway and Gary L. Herman by virtue of being limited partners of Strategic Turnaround Equity Partners, L.P. (Cayman). Galloway Capital Management LLC, Bruce Galloway and Gary L. Herman have shared voting and dispositive power for these common shares. Bruce Galloway also is the direct beneficial owner of 83,190 common shares, including 23,004 shares held by him, 25 shares owned by his son for which Bruce Galloway has sole voting and dispositive power, 10,080 shares held by RexonGalloway Capital Growth, LLC, an investment company in which Bruce Galloway is a member and for which he has full investment and voting discretion, and 50,051 shares held by Jacombs Investments, Inc. for which Bruce Galloway has full investment and voting discretion. Gary L. Herman also is the direct beneficial owner of 1,350 common shares, including 300 shares directly beneficially owned by him and 1,050 shares held by FBR, Inc. for which he has sole voting and dispositive power.

(5)  Including 25,000, 15,000, 15,000, 2,500, 2,834 and 8,750 shares which Dr.
     Brown has the right to acquire pursuant to stock options that are exercisable currently or become exercisable within 60 days after March 21, 2008 for a price of $5.08, $2.09, $4.27, $3.86, $4.73 and $1.90, respectively.

HOW MUCH STOCK DO THE COMPANY'S NAMED EXECUTIVE OFFICERS AND DIRECTORS OWN?

     The following table contains information with respect to the beneficial ownership of our common shares as of March 21, 2008 by members of our management team, which includes the current executive officers, our directors, and our directors and executive officers as a group.

                                                               AGGREGATE NUMBER OF COMMON
                                                               SHARES BENEFICIALLY OWNED
                                                              ---------------------------
NAME OF BENEFICIAL OWNER                                      NUMBER (2)   PERCENTAGE (1)
------------------------                                      ----------   --------------
EXECUTIVE OFFICERS
William C. Brooks                                                210,536         2.4%
Stephen D. Harris                                                126,099         1.4%
Stephanie Dowell                                                  17,000            *

DIRECTORS (3)
Richard M. Brown, D.O.                                           470,949         5.4%
Darrel W. Francis                                                 56,469            *
Tom A. Goss                                                       98,441            *
Ronald E. Hall, Sr.                                               87,091            *
Emmett S. Moten, Jr.                                              97,162            *
Eddie R. Munson                                                   34,497            *
All Directors and Executive Officers as a group (9 persons)    1,198,244        13.7%

----------
*    Represents less than 1% of the Company's outstanding common shares.

(1) Based on 8,734,214 common shares outstanding as of March 21, 2008. For purposes of the table above, and in accordance with the rules of the SEC, we deem common shares that are subject to options that are currently exercisable or exercisable within 60 days of March 21, 2008 to be outstanding and beneficially owned by the person holding the options for the purpose of computing that person's percentage ownership, but we do not treat them as outstanding in computing any other person's percentage ownership.

(2) Includes the following number of common shares which the individual has the right to acquire pursuant to stock options that are exercisable currently or become exercisable within 60 days after March 21, 2008: Mr. Brooks, 149,084; Mr. Harris, 106,584; Ms. Dowell, 17,000; Dr. Brown and Mr. Hall, 69,084; Mr. Francis, 32,834; Mr. Goss, 47,834; Mr. Moten, 72,834; and Mr.
     Munson, 25,000.

(3) Does not include William C. Brooks and Stephen D. Harris, who are also executive officers and listed with the other executive officers in the table above.

                 BUSINESS CONDUCTED BY THE COMPANY AND BY MOLINA

     United American Healthcare Corporation (Nasdaq: UAHC) is a healthcare management company headquartered in Detroit, Michigan. UAHC owns and manages UAHC Health Plan, which is based in western Tennessee and includes the Memphis market. UAHC Health Plan provides access to more than 900 primary and specialty care physicians and more than 19 hospitals to the approximately 103,000 members of UAHC Health Plan. UAHC Health Plan currently provides managed care services on a modified-risk basis under an existing TennCare contract in the West Grand Region of Tennessee, which is expected to end when the anticipated new TennCare contracts for that Region, on a capitated, full-risk basis, become effective. In addition, UAHC Health Plan is a Medicare Advantage qualified organization under a contract with the Centers for Medicare & Medicaid Services, operating a Medicare Advantage Special Needs Plan in Shelby County, Tennessee, and a Voluntary Medicare Prescription Drug Plan. The Company's web site is www.uahc.com; however, that information is not a part of this proxy statement.

     Molina Healthcare, Inc. (NYSE: MOH) is a multi-state managed care organization that arranges for the delivery of health care services to persons eligible for Medicaid, Medicare, and other government-sponsored programs for low-income families and individuals. Molina's nine licensed health plan subsidiaries in California, Michigan, Missouri (under the Mercy CarePlus name), Nevada, New Mexico, Ohio, Texas, Utah and Washington currently serve approximately 1.1 million members. Molina's web site is www.molinahealthcare.com; however, that information is not a part of this proxy statement.

     The mailing address and telephone number of our and Molina's principal executive offices are shown below:

     United American Healthcare Corporation   Molina Healthcare, Inc.
     300 River Place, Suite 4950              200 Oceangate, Suite 100
     Detroit, Michigan 48207-5062             Long Beach, California 90802

     (313) 393-4571                           (562) 435-3666

                              AVAILABLE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC and these filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. Our shares of common stock are listed on The Nasdaq Capital Market under the symbol "UAHC." You may read and copy our SEC filings and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. Information about us, including our SEC filings, is also available on our web site at http://www.uahc.com; however, that information is not a part of this proxy statement.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO MOLINA UNDER THE ABOVE CAPTION "BUSINESS CONDUCTED BY THE COMPANY AND BY MOLINA" HAS BEEN SUPPLIED BY MOLINA. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY, UAHC HEALTH PLAN, UAT OR MOLINA SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                         BACKGROUND OF THE TRANSACTIONS

     In early 2007, the Company became aware that the State of Tennessee's TennCare Bureau could issue a request for proposals for TennCare's East and West Grand Regions (the "RFP") as early as later that year.

     The Company's wholly-owned subsidiary, UAHC Health Plan, is an incumbent contractor in the TennCare West Grand Region, with over 14 years' experience in the TennCare system. The Company's management believes that the Company has a well staffed operation in Memphis, Tennessee with an extensive provider network consisting of more than 900 primary and specialty care physicians and more than 19 hospitals in Tennessee. However, the Company's management determined that, to maximize its chances for success in the RFP process and to better serve the members of UAHC Health Plan in the future, the Company should explore potential strategic alliances or joint ventures with one or more national healthcare management companies.

     During the summer and fall of 2007, a team of the Company's senior executives (reporting to the Company's Chairman and Chief Executive Officer, William C. Brooks) identified several companies which in their judgment could serve as suitable strategic partners for the Company. The Company's executives and representatives had discussions with each of these candidates. The Company was able to structure an acceptable arrangement with only one of them, Molina Healthcare, Inc.

     On September 10, 2007, an initial meeting was held in Detroit, Michigan, between representatives of the Company and Molina, including Mr. Brooks and Stephen D. Harris, the Company's Executive Vice President and Chief Financial Officer, for the Company, and Marvin Cobern, Molina's Vice President for Strategic Planning and Development. Following that meeting, a conference call was held on September 17, 2007, to further discuss a potential strategic alliance or joint venture between the companies. The participants in the conference call included Messrs. Brooks and Harris for the Company and several senior executives of Molina, including John C. Molina, Molina's Chief Financial Officer. Following additional discussions between representatives of the two companies, Molina and the Company entered into a Mutual Confidentiality and Non-Disclosure Agreement dated as of October 1, 2007.

     From October 4, 2007 through November 20, 2007, senior executives of the Company held negotiations with Molina representatives regarding a joint venture between the two companies. On behalf of the Company, these negotiations were led by Messrs. Brooks and Harris. They were assisted by the

Company's financial advisor, The Chesapeake Group of New York City, and the Company's principal law firm, Honigman Miller Schwartz and Cohn LLP.

     On November 2, 2007, at its regular quarterly meeting, the Board of Directors of the Company reviewed the status of the potential joint venture between the Company and Molina. At the meeting, presentations were made by senior executives of the Company and the Company's financial advisor and legal counsel. Following these presentations, the Board unanimously voted to authorize the Company to continue negotiating with Molina and to enter into a non-binding preliminary agreement with Molina to establish a joint venture with respect to health maintenance organization operations in Tennessee.

     Discussions continued between representatives of the Company and Molina and led, on November 20, 2007, to a preliminary agreement between them to establish a joint venture. The agreement, titled "Memorandum of Interest and Exclusive Negotiating Agreement," provided, among other things, that the parties would "exclusively negotiate with each other" regarding submitting a joint response to the anticipated RFP, and would continue to "expend the time, energy and resources necessary to negotiate the acquisition [by Molina] of an equity interest in [UAHC Health Plan]". Attached to the preliminary agreement was a "preliminary term sheet," which proposed that (1) Molina acquire an equity interest in UAHC Health Plan for a cash payment at the closing, and (2) Molina acquire an option exercisable at a later date to purchase full ownership of UAHC Health Plan at a formula price, with additional consideration for UAHC Health Plan's Medicare Advantage business and any excess statutory net worth of UAHC Health Plan at the time of such purchase.

     On November 28, 2007, the Company's Board of Directors held a special meeting to discuss the potential Molina joint venture. At the meeting, the Board reviewed the terms of the November 20th preliminary agreement, including the "preliminary term sheet" and unanimously ratified the Company's execution of the preliminary agreement (including the preliminary term sheet). However, the Board also directed the Company's management to make further presentations to the Company's Board before entering into any definitive agreements relating to the proposed Molina joint venture. The Board also directed its Finance and Audit Committee to conduct further evaluation and inquiry regarding whether the potential transaction with Molina was in the best interests of the Company and its shareholders. The Finance and Audit Committee was asked to focus particularly on whether the pricing was fair for both (a) the initial sale to Molina of a minority equity interest in UAHC Health Plan and (b) a subsequent sale to Molina of the Company's entire equity interest in UAHC Health Plan, in the event Molina exercised its purchase option described in the November 20th preliminary agreement. The Finance and Audit Committee was asked to make a recommendation to the full Board regarding the proposed Molina joint venture before the Board would vote on whether to authorize the Company to enter into any definitive agreements for the proposed transaction.

     From November 28, 2007 through December 22, 2007, the Finance and Audit Committee of the Company's Board reviewed substantial information regarding Molina, the Company's Tennessee operations, TennCare, and the terms of the proposed Molina joint venture, including the proposed initial sale to Molina of a minority equity interest in UAHC Health Plan and the terms of the buy-out option proposed to be granted to Molina. In connection with its review, the Committee held discussions with the Company's senior executives and, in executive sessions, held discussions with the Company's financial advisor and legal counsel regarding the proposed Molina joint venture.

     Based on its review, the Finance and Audit Committee of the Company's Board concluded that Molina represented a strong potential partner for the Company, and that the proposed affiliation with Molina offered substantial advantages to the Company in connection with both UAHC Health Plan's response to the anticipated RFP and UAHC Health Plan's potential future operations in regard to TennCare. Among other things, the Committee noted that the proposed affiliation with Molina would bring significant additional capability to the Company's Tennessee operations, in the form of Molina's substantial knowledge and experience in behavioral health and disease management.

     The Finance and Audit Committee of the Company's Board also considered the pricing of the proposed sale to Molina of a minority equity interest in UAHC Health Plan and the purchase price to be paid by Molina in the event it exercised the buy-out option proposed to be granted to it to purchase full ownership of UAHC Health Plan. In its consideration of the pricing issues, the Finance and Audit Committee took into account the current public trading price of the Company's shares and the terms of comparable transactions involving sales of health maintenance organizations. The Finance and Audit Committee also took into account that, under the proposed structure for the joint venture with Molina, following the initial closing Molina and its organization would be required to make a significant contribution to UAHC Health Plan in terms of operations and capital. In the Finance and Audit Committee's judgment, by making such contributions Molina will therefore have substantially contributed to any increased future value of UAHC Health Plan at the time of any exercise of the Molina purchase option.

     On December 22, 2007, the Company's Board of Directors held a special meeting to discuss the proposed Molina joint venture. The Company's senior executives and legal counsel were also in attendance. At the meeting, the Chairman of the Finance and Audit Committee, Darrel W. Francis, described the Committee's review of the proposed transaction and reported the Committee's findings. Mr. Francis said that based on the Finance and Audit Committee's review, the Committee determined that the joint venture with Molina was in the best interests of the Company and its shareholders, and the Committee unanimously recommended that the Board of Directors grant the Company's management authority to complete negotiations with Molina and to enter into definitive agreements consistent with the presentations that had been made to the Board of Directors.

     After further discussion, the Board of Directors unanimously voted to authorize the Company's management to negotiate definitive agreements with Molina for a joint RFP submission by Molina and UAHC Health Plan, for Molina's investment in a minority stock interest in UAHC Health Plan and for the grant to Molina of a purchase option for all of the Company's stock interest in UAHC Health Plan, all on the terms presented to the Board. The Board also directed the Company's management to present the terms of such definitive agreements to the full Board of Directors prior to execution.

     On January 7, 2008, the State of Tennessee's TennCare Bureau issued its RFP. Representatives of UAHC Health Plan attended TennCare's Pre-Proposal Conference on January 16, 2008. On January 23, 2008, UAHC Health Plan and Molina filed with TennCare a joint Notice of Interest to Propose with respect to the RFP. On March 11, 2008, UAHC Health Plan and Molina jointly filed a response to the RFP. The response included their joint proposal to provide contracted managed care services in both the TennCare West and East Grand Regions.

     On March 13, 2008, at its regular quarterly meeting, the Board of Directors of the Company reviewed the status of the Molina joint venture. Messrs. Brooks and Harris and the Company's counsel, Alex L. Parrish, made presentations regarding the RFP response process and the status of negotiations regarding the definitive Molina joint venture agreements. Following these presentations and further discussions among the Directors, the Board of Directors unanimously authorized the Company's officers to complete negotiations with Molina regarding the definitive joint venture agreements, including a Purchase Agreement and form of Shareholder Agreement, and to enter into the same on behalf of the Company.

     On March 20, 2008, the Board of Directors held another special meeting to discuss the terms of the Molina transaction. At the meeting, with all Directors present, Mr. Brooks and legal counsel reported on the parties' most recent negotiations. Following discussion, the Board of Directors unanimously voted: (A) to request the Chairman of the Board of Directors of the Company to call a special meeting of the shareholders of the Company, to consider and act upon a Company proposal to approve the Purchase Agreement with Molina and all transactions contemplated therein, including without limitation the sale to Molina of a minority equity interest in UAHC Health Plan and the grant to Molina of an option, exercisable at a future date, to purchase for cash all of the Company's shares of UAHC Health Plan stock; and
(B) to declare the Board's belief that such proposal is fair and in the best interests of the shareholders and to recommend that the Company's shareholders should vote for the proposal.

     On March 24, 2008, the Company and Molina entered into a definitive Purchase Agreement, and the Company publicly announced the joint venture with Molina. Prior to executing the Purchase Agreement, the Company's Board of Directors was briefed by the Company's senior executives and legal counsel that morning by telephone on the last negotiation activity preceding completion of the documents, and the Board of Directors then gave its final approval to the Company's execution and delivery of the definitive agreement with Molina.


                         NO OPINION OF FINANCIAL ADVISOR



     The Company has not received any report, opinion (other than an opinion of counsel) or appraisal from an outside party that is materially related to the Transactions, including, but not limited to, any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be received by UAT if Molina's Purchase Option is exercised or the fairness of the Transactions to the Company or its shareholders.



      The Chesapeake Group, of New York, New York, served as the Company's financial advisor for the Transactions, providing general consulting services to the Company that included deal structuring, negotiation, financial analysis and working with the Company's attorneys in regard to drafting legal documents. Such services did not include providing to the Company any report, opinion or appraisal materially relating to the Transactions.


                           PROPOSAL: THE TRANSACTIONS

     The Transactions are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, attached hereto as APPENDIX A (including without limitation the form of Shareholder Agreement which is Exhibit D in APPENDIX A), which is incorporated by reference herein. Shareholders are urged to read APPENDIX A to this proxy statement in its entirety.

INTRODUCTION

     On January 7, 2008, the Department of Finance and Administration of the State of Tennessee, Bureau of TennCare ("TENNCARE"), issued a Request for Proposals (as since amended, "RFP") for managed care services to be provided in the East Grand Region and the West Grand Region of Tennessee. The RFP indicates TennCare's intent to award two contracts in the East Grand Region and two contracts in the West Grand Region. TennCare's award of the contracts is scheduled for April 22, 2008, with the signing of the contracts scheduled to occur no later than May 9, 2008. The performance of the contracts is expected to start in the West Grand Region on November 1, 2008 and in the East Grand Region on January 1, 2009. It is expected that each contract will require the successful bidder to provide comprehensive medical services on a capitated, full-risk basis to Medicaid beneficiaries assigned to it by TennCare in the applicable Region.

     In response to the RFP, on March 11, 2008, our subsidiary, UAHC Health Plan of Tennessee, Inc. ("UAHC HEALTH PLAN"), and Molina Healthcare, Inc., a Delaware corporation ("MOLINA"), jointly submitted a proposal to apply for contracts with TennCare for both the East and West Grand Regions. The RFP proposal potentially could result in UAHC Health Plan and Molina jointly receiving two TennCare contracts (one for each Region), or one TennCare contract for one Region, or no TennCare contract for either Region. UAHC Health Plan currently provides managed care services on a modified-risk basis under an existing TennCare contract in the West Grand Region only, which is expected to end when the anticipated new TennCare contracts for that Region become effective.

     In connection with the joint proposal, on March 24, 2008 we and our subsidiaries, United American of Tennessee, Inc. and UAHC Health Plan, entered into a Purchase Agreement with Molina dated as of March 24, 2008 (the "PURCHASE AGREEMENT"). A copy of the Purchase Agreement is attached as APPENDIX A to this proxy statement and incorporated herein by reference. We and our affiliates have no relationship with Molina other than in respect of the Purchase Agreement, any agreements contemplated by the Purchase Agreement and the joint proposal.

DESCRIPTION OF THE PURCHASE AGREEMENT

     Currently, our wholly-owned subsidiary, United American of Tennessee, Inc ("UAT"), owns 100% of the issued and outstanding stock of UAHC Health Plan. Under the Purchase Agreement, if (AND ONLY IF) UAHC Health Plan enters into at least one of the new TennCare contracts, Molina will become a part owner of UAHC Health Plan by purchasing newly issued UAHC Health Plan stock from UAHC Health Plan, either: (A) shares representing 19.9% of the total issued and outstanding UAHC Health Plan stock, for a purchase price of $4,500,000, in the event UAHC Health Plan executes one new TennCare contract; or (B) shares representing 49.9% of the total issued and outstanding UAHC Health Plan stock, for a purchase price of $18,040,000, in the event UAHC Health Plan executes two new TennCare contracts. Our subsidiary UAT would continue to own all of the remaining outstanding UAHC Health Plan stock. The Purchase Agreement requires the stock purchase closing (the "CLOSING") to occur on a date mutually agreed upon by the parties that is no earlier than the signing of the full-risk contract(s) (currently expected to occur by May 9, 2008) and no later than the effective date(s) of the contract(s) (currently expected to be November 1, 2008 for the West Grand Region and January 1, 2009 for the East Grand Region ), or on such other date as the parties may mutually agree in writing.

     The Purchase Agreement requires the delivery at the Closing of a Shareholder Agreement among UAHC Health Plan and its shareholders, UAT and Molina (the "SHAREHOLDER AGREEMENT"). The form of the Shareholder Agreement is an exhibit to the Purchase Agreement. The Purchase Agreement also requires us to seek approval from our shareholders of the Purchase Agreement and all transactions contemplated in it (including without limitation Molina's Purchase Option, as described below), and makes our obtaining that approval a condition precedent to the Closing.

     Thus, the reason for the Special Meeting of Shareholders to which this proxy statement pertains is to obtain our shareholders' approval of the Purchase Agreement and all transactions contemplated in it (together with the Purchase Agreement and the Shareholder Agreement referred to in it, called the "TRANSACTIONS" in this proxy statement). The Transactions proposal to be considered and acted on at the Special Meeting has been carefully reviewed by the Board of Directors of the Company, who believe the proposal is fair and in the best interests of the shareholders and who unanimously recommend that you vote FOR the proposal.

     The Transactions will occur ONLY IF UAHC Health Plan receives at least one contract pursuant to the RFP proposal that it and Molina jointly submitted in March 2008 to apply for contracts with the Department of Finance and Administration of the State of Tennessee, Bureau of TennCare, to provide managed care services in the East and West Grand Regions of Tennessee. TennCare's announcement of the award of the contracts is scheduled for April 22, 2008, with the signing of the contracts scheduled to occur no later than May 9, 2008.

     The Purchase Agreement may be terminated any time prior to the Closing by mutual written consent of the parties and in certain other events.

DESCRIPTION OF THE SHAREHOLDER AGREEMENT

     The Shareholder Agreement will be entered into at the Closing when Molina becomes a minority shareholder of UAHC Health Plan. In the Shareholder Agreement, if and when executed, our subsidiary UAT would grant Molina the exclusive option to purchase all UAHC Health Plan stock owned by UAT, for a purchase price described below ("MOLINA'S PURCHASE OPTION"). Molina could exercise the option any time between the dates that are 24 and 48 months (in the event UAHC Health Plan executes one new TennCare contract) or 36 and 60 months (in the event UAHC Health Plan executes two new TennCare contracts) from the effective date of the new TennCare contract(s). Accordingly, if the joint proposal results in only a West Grand Region contract (with a November 1, 2008 expected effective date), Molina could exercise the option between November 1, 2010 and November 1, 2012; and if the joint proposal results in a West Grand Region contract and an East Grand Region contract (with an January 1, 2009 expected effective date), Molina could exercise the option between January 1, 2012 and January 1, 2014.

     In addition, Molina could exercise Molina's Purchase Option prior to the expiration dates described in the preceding paragraph any time that (i) UAHC Health Plan requires a capital infusion of more than $5,000,000 upon a capital call by its Board of Directors as set forth in the Shareholder Agreement, or UAHC Health Plan requires additional capital as mandated by TennCare and/or the Tennessee Department of Commerce and Insurance, and (ii) UAT declines to contribute its proportionate share, and (iii) Molina elects to and actually does contribute 100% of the required capital.

     Under the Shareholder Agreement, Molina's exercise of its option to purchase all UAHC Health Plan stock owned by UAT would require it to pay UAT a purchase price equal to the percentage share of UAHC Health Plan then owned by UAT multiplied by the Fair Market Value of UAHC Health Plan determined as of the closing date of the purchase. As used in the Shareholder Agreement, the "Fair Market Value of UAHC Health Plan" is equal to the sum of (1) UAHC Health Plan's Medicaid membership multiplied by $345 per Medicaid member, plus (2) UAHC Health Plan's Medicare Advantage and/or Medicare Advantage Special Needs Plan membership multiplied by $2,500 per Medicare member, plus (3) the market value of any Medicare Advantage Prescription Drug Program plan business operations of UAHC Health Plan, plus (4) the sum of capital then held by UAHC Health Plan in excess of its statutory minimum net worth requirement.

     The Shareholder Agreement provides that if the Company shareholders' approval of the Transactions proposal (as stated in the Notice of Special Meeting of Shareholders accompanying this proxy statement) is not obtained for any reason and if that closing condition is waived by Molina, Molina's Purchase Option shall be amended so that Molina will have an option to only acquire the maximum number of UAT's shares of UAHC Health Plan stock that will permit UAT to retain a significant continuing business activity as set forth under state and federal statutes and regulations, and in that event the Transactions (including the grant of Molina's Purchase Option) will not require shareholder approval.

     Also in the Shareholder Agreement, Molina would grant UAT the exclusive option to purchase all UAHC Health Plan stock owned by Molina, for a purchase price equal to the percentage share of UAHC Health Plan then owned by Molina multiplied by the above-defined Fair Market Value of UAHC Health Plan determined as of the closing date of the purchase. UAT could exercise the option any time between the dates that are 60 and 72 months from the effective date of the new TennCare contract. Accordingly, UAT could exercise the option any time between November 1, 2013 and November 1, 2014 if the contract effective date for this purpose is November 1, 2008, or between January 1, 2014 and January 1, 2015 if the contract effective date for this purpose is January 1, 2009.

     Also in the Shareholder Agreement, UAT would grant Molina the exclusive option (called the "PUT") to require UAT to purchase all UAHC Health Plan stock owned by Molina for a price equal to the percentage share of UAHC Health Plan then owned by Molina multiplied by the Total Value of UAHC Health Plan. Molina could exercise the Put any time between the dates that are 60 and 72 months from the effective date of the new TennCare contract. Accordingly, Molina could exercise the Put any time between November 1, 2013 and November 1, 2014 if the contract effective date for this purpose is November 1, 2008, or between January 1, 2014 and January 1, 2015 if the contract effective date for this purpose is January 1, 2009. As used in the Shareholder Agreement, the "Total Value of UAHC Health Plan" would be (i) the valuation proposed in writing by Molina with its notice of exercising the Put, if agreed to by UAT, or (ii) the alternative valuation proposed by UAT to Molina, or (iii) if Molina and UAT could not agree upon the Total Value of UAHC Health Plan within 30 days after Molina's notice of exercising the Put, the valuation determined by arbitration procedures set forth in the Purchase Agreement.

     The Shareholder Agreement would require a 12-member Board of Directors of UAHC Health Plan, with Molina and UAT electing directors in proportion to their respective ownership interests. If two full-risk TennCare contracts are awarded to UAHC Health Plan, then certain matters specified in the Shareholder Agreement would require the unanimous approval of the Board of Directors.

                               REGULATORY MATTERS

     Certain federal and state regulatory requirements must be complied with before the Transactions are consummated. The Company, UAHC Health Plan and UAT are not aware of any material governmental consents or approvals that are required prior to the parties' consummation of the Transactions other than those described below. It is currently contemplated that if such additional governmental consents or approvals are required, they will be sought. There can be no assurance, however, that any such additional consents or approvals will be obtained.

HART-SCOTT-RODINO ACT

     The sale to Molina of a minority interest in UAHC Health Plan is not subject to the requirements of the federal Hart-Scott-Rodino Act ("H-S-R ACT") and the rules and regulations thereunder, which provide that certain acquisition transactions may not be consummated until certain information has been furnished to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and until certain waiting periods have been terminated or have expired.

     However, a future sale of the remaining stock of UAHC Health Plan, pursuant to Molina's Purchase Option, may or may not be subject to such H-S-R Act requirements. This will depend upon whether, at the time of the exercise of Molina's Purchase Option, (A) the size of the transaction in terms of purchase price meets the applicable threshold established by the H-S-R Act and the rules and regulations thereunder (currently $63,100,000) or (b) the size of the parties to the transaction meets the thresholds established by the H-S-R Act and the rules and regulations thereunder (currently the acquired party must have more than $12,600,000 in total assets and the acquiring party must have more than $126,200,000 in sales or total assets in order for the H-S-R Act's requirements to apply). These thresholds are subject to change from time to time by administrative action of the federal government.

     It is contemplated that if H-S-R Act filings are required, upon exercise of Molina's Purchase Option, such filings will be made and the applicable waiting periods will be complied with by the parties prior to the consummation of any such sale pursuant to such option.

STATE OF TENNESSEE

     Certain informational filings with, and approval by, the Commissioner of the State of Tennessee's Department of Commerce and Insurance may be required in connection with the acquisition of shares of stock of a Tennessee health maintenance organization. We expect that any such requirement with respect to UAHC Health Plan stock in connection with the Transactions will be timely observed and satisfied if and when required.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION


     The Company and its consolidated subsidiaries, UAT and UAHC Health Plan, entered into a Purchase Agreement with Molina dated as of March 24, 2008. Under the Purchase Agreement, if (and only if) UAHC Health Plan enters into at least one new TennCare contract pursuant to TennCare's RFP, Molina will become a part owner of UAHC Health Plan by purchasing newly issued UAHC Health Plan stock from UAHC Health Plan - either (1) shares representing 19.9% of the total issued and outstanding UAHC Health Plan stock for a cash purchase price of $4,500,000 in the event that UAHC Health Plan executes one new TennCare contract; or (2) shares representing 49.9% of the total issued and outstanding UAHC Health Plan stock for a cash purchase price of $18,040,000 in the event that UAHC Health Plan executes two new TennCare contracts. The closing of that purchase of stock by Molina is dependent upon an award of either one or two new TennCare contracts to UAHC Health Plan. (See "PROPOSAL: THE TRANSACTIONS - Introduction" above.)


     Under the Shareholder Agreement to be executed pursuant to the Purchase Agreement, Molina will be granted an option to purchase all of the remaining outstanding shares of UAHC Health Plan from UAT during a future period determined as described under "SUMMARY TERM SHEET - When Molina Can Exercise Its Option to Buy-Out Our Interest in UAHC Health Plan" above. Exactly when that period will begin and end depends on facts that cannot yet be known. Consequently, for the purpose of presenting pro forma financial information in this proxy statement, we have assumed Molina will exercise its buy-out option on November 1, 2010(2) (our assumed "OPTION EXERCISE DATE"). It is important that you realize that this assumption is necessarily made in order to provide an illustrative pro forma example, and that the actual Option Exercise Date could be any of a large number of other potential dates.

     In the event of the exercise of Molina's Purchase Option pursuant to the Shareholder Agreement, Molina will purchase substantially all of the Company's assets, except for cash, cash equivalents and marketable securities.(3) The purchase price payable to UAT by Molina will be an amount in cash equal to the percentage interest that UAT then owns of the outstanding UAHC Health Plan stock multiplied by the Fair Market Value of UAHC Health Plan determined as of the purchase closing date. For this purpose, the Fair Market Value of UAHC Health Plan will equal the sum of (1) its Medicaid membership multiplied by $345 per Medicaid member, plus (2) its Medicare Advantage and/or Medicare Advantage

----------
(2) Under the Purchase Agreement, November 1, 2010 is the earliest date for Molina's exercise of its buy-out option under any possible fact situation (other than certain potential instances of Molina's contributing required capital to UAHC Health Plan if UAT would decline to contribute its own proportionate share; see "Also When Molina Can Exercise Its Option to Buy-Out Our Interest in UAHC Health Plan" in the Summary Term Sheet on p.
     3). It is the earliest date that would be possible for that exercise if UAHC Health Plan received (A) only one new TennCare contract pursuant to the RFP, (B) for the West Grand Region, and (C) effective November 1, 2008. Each of those facts potentially could be different, and even on those facts, Molina could exercise the option as late as November 1, 2010. At the opposite extreme, Molina potentially could exercise the option as late as January 1, 2014. See "SUMMARY TERM SHEET - When Molina Can Exercise Its Option to Buy-Out Our Interests in UAHC Health Plan" above.

(3)  See footnote 1 on page 3 of this proxy statement.

Special Needs Plan membership multiplied by $2,500 per Medicare member, plus (3) the market value of its Medicare Advantage Prescription Drug Program plan business operations, if any, plus (4) the sum of capital then held by UAHC Health Plan in excess of the statutory minimum capital required. None of these four amounts is currently determinable.


     Set forth below are two Unaudited Pro Forma Condensed Consolidated Balance Sheets of the Company as of December 31, 2007, which have been prepared for illustrative purposes as if Molina's purchase of all of UAT's UAHC Health Plan stock pursuant to Molina's buy-out option was consummated as of that date. The consummation of Molina's stock purchase pursuant to its exercised buy-out option is sometimes called the "BUY-OUT CLOSING" below. Also set forth below are two Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended December 31, 2007 and the fiscal year ended June 30, 2007, which have been prepared for illustrative purposes as if the Buy-Out Closing occurred as of July 1, 2006. The reason for two such balance sheets and two such statements of operations is to give the effect of the Buy-Out Closing based on the alternative assumptions that UAHC Health Plan enters into either one or two new TennCare contracts pursuant to the TennCare RFP.



     The accompanying unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are subject to a number of estimates, assumptions and other uncertainties; and they neither purport to represent what the Company's consolidated results of operations or financial position actually would have been if the Buy-Out Closing occurred on the dates specified, nor purport to project the Company's consolidated results of operations or financial position for any future period or at any future date. All pro forma adjustments are necessarily based on preliminary estimates and assumptions and are subject to revision upon Molina's actual exercise of its buy-out option and the actual Buy-Out Closing. The pro forma financial information and the accompanying Notes to the Unaudited Pro Forma Financial Information contained in this proxy statement should be read in conjunction with the financial statements and notes thereto and the Management's Discussion and Analysis of Financial Condition and Results of Operation included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and in the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2007. See "FINANCIAL INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" at the end of this proxy statement.


     The objective of the unaudited pro forma financial information in this proxy statement is to show what the significant effects on the Company's historical consolidated financial statements might have been if Molina's exercise of its buy-out option and the Buy-Out Closing occurred for balance sheet purposes on December 31, 2007. The pro forma balance sheets are not necessarily indicative of the effects on the Company's financial position that would have been attained if such option exercise and the Buy-Out Closing had occurred then. The pro forma adjustments are based on information currently available and on certain assumptions, as described in the Notes to the Unaudited Pro Forma Financial Information below, that management of the Company believes are necessary and reasonable for a fair presentation of the pro forma financial information.


     The following two Unaudited Pro Forma Condensed Consolidated Balance Sheets as of December 31, 2007, and the following two Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months then ended and for the fiscal year ended June 30, 2007, give the effect of the Buy-Out Closing based on the alternative assumptions that UAHC Health Plan enters into either one or two new TennCare contracts pursuant to the TennCare RFP.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET,
                       ASSUMING A SINGLE TENNCARE CONTRACT
                                 (in thousands)

                                                      AS OF DECEMBER 31, 2007
                                                -------------------------------------
                                                               PRO FORMA
                                                AS REPORTED   ADJUSTMENTS   PRO FORMA
                                                -----------   -----------   ---------
                                                (Unaudited)
ASSETS
Current assets
Cash and cash equivalents                         $10,174       $51,349      $61,523
Marketable securities                               6,666        (3,860)       2,806
Accounts receivable - State of TN, net              1,705        (1,705)          --
Interest receivable                                   532          (532)          --
Other receivables                                     235          (235)          --
Prepaid expenses and other                            323          (192)         131
Deferred income taxes                               1,878        (1,878)          --
                                                  -------       -------      -------
Total current assets                               21,513        42,947       64,460
Property and equipment, net                           451          (438)          13
Goodwill                                            3,452        (3,452)          --
Marketable securities                               7,573        (7,573)          --
Restricted assets                                     421            --          421
Other assets                                          586            --          586
                                                  -------       -------      -------
   Total assets                                   $33,996       $31,484      $65,480
                                                  =======       =======      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Medical claims payable                            $ 2,769       $(2,657)     $   112
Accounts payable and accrued expenses                 885          (328)         557
Federal income tax payable                          7,218         7,218
Accrued compensation and related benefits             626          (385)         241
Accrued rent                                          112          (112)          --
Other current liabilities                           1,015        (1,015)          --
                                                  -------       -------      -------
Total current liabilities                           5,407         2,721        8,128
                                                  -------       -------      -------
Total liabilities                                   5,407         2,721        8,128
Shareholders' equity
Preferred stock, 5,000,000 shares authorized;
   none issued                                         --            --           --
Common stock, no par, 15,000,000 shares
authorized; 8,690,666 issued and outstanding
   at December 31, 2007                            18,450            --       18,450
Additional paid-in-capital - stock options          1,010            --        1,010
Warrants                                              444            --          444
Retained earnings                                   8,632        28,816       37,448
Accumulated other comprehensive income, net
   of income taxes                                     53           (53)          --
                                                  -------       -------      -------
Total shareholders' equity                         28,589        28,763       57,352
                                                  -------       -------      -------
   Total liabilities and shareholders'equity      $33,996       $31,484      $65,480
                                                  =======       =======      =======

See accompanying Notes to the Unaudited Pro Forma Financial Information.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS,
                       ASSUMING A SINGLE TENNCARE CONTRACT
                                 (in thousands)



                            YEAR ENDED JUNE 30, 2007



                                                              AS       PRO FORMA
                                                           REPORTED   ADJUSTMENTS   PRO FORMA
                                                           --------   -----------   ---------
REVENUES
   Fixed administrative fees                               $15,543      (15,543)     $    --
   Variable administrative fees                                502         (502)          --
   Medical premium revenues                                    921         (921)          --
   Interest and other income                                 1,099        2,761        3,860
                                                           -------     --------      -------
      Total revenues                                        18,065      (14,205)       3,860
EXPENSES
   Medical services                                            891         (891)          --
   Marketing, general and administrative                    16,580      (13,265)       3,315
   Depreciation and amortization                               122         (119)           3
   Provision for claims audit and other commitment           1,526       (1,526)          --
                                                           -------     --------      -------
      Total expenses                                        19,119      (15,801)       3,318
                                                           -------     --------      -------
Earnings from operations before income taxes                (1,054)       1,596          542
   Income tax expense                                           63          127          190
                                                           -------     --------      -------
   Earnings (loss) from continuing operations               (1,117)       1,469          352
Discontinued operations
   Variable administrative fee revenue                          --          502          502
   Gain from sale of subsidiary (net of $6,646 in income
      tax expense)                                              --       22,141       22,141
                                                           -------     --------      -------
      NET EARNINGS                                         $(1,117)      24,112      $22,995
                                                           =======     ========      =======
NET EARNINGS PER COMMON SHARE - BASIC
   Earnings (loss) from continuing operations                (0.14)        0.18         0.04
   Discontinued operations                                      --         2.80         2.80
                                                           -------     --------      -------
   Net earnings per common share                           $ (0.14)    $   2.98      $  2.84
                                                           =======     ========      =======
   Weighted average shares outstanding                       8,103                     8,103
                                                           =======                   =======
NET EARNINGS PER COMMON SHARE - DILUTED
   Earnings (loss) from continuing operations                (0.14)        0.18         0.04
   Discontinued operations                                      --         2.69         2.69
                                                           -------     --------      -------
   Net earnings per common share                           $ (0.14)    $   2.87      $  2.73
                                                           =======     ========      =======
   Weighted average shares outstanding                       8,103                     8,424
                                                           =======                   =======



See accompanying Notes to the Unaudited Pro Forma Financial Information.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS,
                        ASSUMING SINGLE TENNCARE CONTRACT
                                 (in thousands)



                       SIX MONTHS ENDED DECEMBER 31, 2007



                                                              PRO FORMA
                                               AS REPORTED   ADJUSTMENTS   PRO FORMA
                                               -----------   -----------   ---------
REVENUES
   Fixed administrative fees                     $ 7,383        (7,383)      $   --
   Variable administrative fees                      280          (280)          --
   Medical premium revenues                        4,789        (4,789)          --
   Interest and other income                         784         1,146        1,930
                                                 -------       -------       ------
      Total revenues                              13,236       (11,306)       1,930
EXPENSES
   Medical services                                4,415        (4,415)          --
   Marketing, general and administrative           8,280        (6,811)       1,470
   Depreciation and amortization                      91           (89)           2
                                                 -------       -------       ------
      Total expenses                              12,786       (11,314)       1,472
                                                 -------       -------       ------
Earnings from operations before income taxes         450             8          458
   Income tax expense                                121            40          161
                                                 -------       -------       ------
      NET EARNINGS                               $   329           (32)      $  297
                                                 =======       =======       ======
NET EARNINGS PER COMMON SHARE - BASIC
   Net earnings per common share                 $  0.04         (0.01)      $ 0.03
                                                 =======       =======       ======
   Weighted average shares outstanding             8,636                      8,636
                                                 =======       =======       ======
NET EARNINGS PER COMMON SHARE - DILUTED
   Net earnings per common share                 $  0.04         (0.01)      $ 0.03
                                                 =======       =======       ======
   Weighted average shares outstanding             8,797                      8,797
                                                 =======       =======       ======



See accompanying Notes to the Unaudited Pro Forma Financial Information.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET,
                         ASSUMING TWO TENNCARE CONTRACTS
                                 (in thousands)

                                                         AS OF DECEMBER 31, 2007
                                                  -------------------------------------
                                                                 PRO FORMA
                                                  AS REPORTED   ADJUSTMENTS   PRO FORMA
                                                  -----------   -----------   ---------
                                                  (Unaudited)
ASSETS
Current assets
Cash and cash equivalents                           $10,174        67,755      $77,929
Marketable securities                                 6,666        (3,860)       2,806
Accounts receivable - State of TN, net                1,705        (1,705)          --
Interest receivable                                     532          (532)          --
Other receivables                                       235          (235)          --
Prepaid expenses and other                              323          (192)         131
Deferred income taxes                                 1,878        (1,878)          --
                                                    -------       -------      -------
Total current assets
                                                     21,513        59,353       80,866
Property and equipment, net                             451          (438)          13
Goodwill                                              3,452        (3,452)          --
Marketable securities                                 7,573        (7,573)          --
Restricted assets                                       421            --          421
Other assets                                            586            --          586
                                                    -------       -------      -------
   Total assets                                     $33,996        47,890      $81,886
                                                    =======       =======      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Medical claims payable                                2,769        (2,657)         112
Accounts payable and accrued expenses                   885          (328)         557
Federal income tax payable                           13,305        13,305
Accrued compensation and related benefits               626          (385)         241
Accrued rent                                            112          (112)          --
Other current liabilities                             1,015        (1,015)          --
                                                    -------       -------      -------
Total current liabilities                             5,407         8,808       14,215
                                                    -------       -------      -------
Total liabilities                                     5,407        8,808        14,215
Shareholders' equity
Preferred stock, 5,000,000 shares authorized;
   none issued
Common stock, no par, 15,000,000 shares
   authorized; 8,690,666 issued and outstanding
   at December 31, 2007                              18,450            --       18,450
Paid-in-capital - stock options                       1,010            --        1,010
Warrants                                                444            --          444
Retained earnings                                     8,632        39,135       47,767
Accumulated other comprehensive income, net of
   income taxes                                          53           (53)          --
                                                    -------       -------      -------
Total shareholders' equity                           28,589        39,082       67,671
                                                    -------       -------      -------
  Total liabilities and shareholders'equity         $33,996        47,890      $81,886
                                                    =======       =======      =======

See accompanying Notes to the Unaudited Pro Forma Financial Information.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS,
                         ASSUMING TWO TENNCARE CONTRACTS
                                 (in thousands)



                            YEAR ENDED JUNE 30, 2007




                                                                    PRO FORMA
                                                     AS REPORTED   ADJUSTMENTS   PRO FORMA
                                                     -----------   -----------   ---------
REVENUES
   Fixed administrative fees                           $15,543       (15,543)     $    --
   Variable administrative fees                            502          (502)          --
   Medical premium revenues                                921          (921)          --
   Interest and other income                             1,099         3,745        4,844
                                                       -------       -------      -------
      Total revenues                                    18,065       (13,221)       4,844
EXPENSES
   Medical services                                        891          (891)          --
   Marketing, general and administrative                16,580       (12,613)       3,967
   Depreciation and amortization                           122          (119)           3
   Provision for claims audit and other commitment       1,526        (1,526)          --
                                                       -------       -------      -------
      Total expenses                                    19,119       (15,149)       3,970
                                                       -------       -------      -------
Earnings from operations before income taxes            (1,054)        1,928          874
   Income tax expense                                       63           243          306
                                                       -------       -------      -------
Earnings (loss) from continuing operations              (1,117)        1,685          568
   Discontinued operations
      Variable administrative fee revenue                   --           502          502
      Gain from sale of subsidiary (net of $6,646
         in income tax expense)                             --        33,229       33,229
                                                       -------       -------      -------
NET EARNINGS                                           $(1,117)       35,416      $34,299
                                                       =======       =======      =======
   NET EARNINGS PER COMMON SHARE - BASIC
      Earnings (loss) from continuing operations         (0.14)         0.21         0.07
      Discontinued operations                               --          4.16         4.16
                                                       -------       -------      -------
Net earnings per common share                          $ (0.14)      $  4.37      $  4.23
                                                       =======       =======      =======
   Weighted average shares outstanding                   8,103                      8,103
                                                       =======                    =======
   NET EARNINGS PER COMMON SHARE - DILUTED
      Earnings (loss) from continuing operations         (0.14)         0.21         0.07
      Discontinued operations                               --          4.00         4.00
                                                       -------       -------      -------
Net earnings per common share                          $ (0.14)      $  4.21      $  4.07
                                                       =======       =======      =======
   Weighted average shares outstanding                   8,103                      8,424
                                                       =======                    =======



See accompanying Notes to the Unaudited Pro Forma Financial Information.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS,
                         ASSUMING TWO TENNCARE CONTRACTS
                                 (in thousands)



                       SIX MONTHS ENDED DECEMBER 31, 2007



                                                                 PRO FORMA
                                                  AS REPORTED   ADJUSTMENTS   PRO FORMA
                                                  -----------   -----------   ---------
REVENUES
   Fixed administrative fees                        $ 7,383        (7,383)      $   --
   Variable administrative fees                         280          (280)          --
   Medical premium revenues                           4,789        (4,789)          --
   Interest and other income                            784         1,638        2,422
                                                    -------       -------       ------
      Total revenues                                 13,236       (10,814)       2,422
EXPENSES
   Medical services                                   4,415        (4,415)          --
   Marketing, general and administrative              8,280        (6,811)       1,470
   Depreciation and amortization                         91           (89)           2
                                                    -------       -------       ------
      Total expenses                                 12,786       (11,314)       1,472
                                                    -------       -------       ------
   Earnings from operations before income taxes         450           500          950
      Income tax expense                                121           212          333
                                                    -------       -------       ------
      NET EARNINGS                                  $   329           289       $  618
                                                    =======       =======       ======
NET EARNINGS PER COMMON SHARE - BASIC
   Net earnings per common share                    $  0.04          0.03       $ 0.07
                                                    =======       =======       ======
   Weighted average shares outstanding                8,636                      8,636
                                                    =======       =======       ======
NET EARNINGS PER COMMON SHARE - DILUTED
   Net earnings per common share                    $  0.04          0.02       $ 0.07
                                                    =======       =======       ======
   Weighted average shares outstanding                8,797                      8,797
                                                    =======       =======       ======



See accompanying Notes to the Unaudited Pro Forma Financial Information.

NOTES TO THE UNAUDITED PRO FORMA FINANCIAL INFORMATION

NOTE 1 - PRO FORMA BALANCE SHEETS

Reflected in the Pro Forma Balance Sheets is the following:

Cash and cash equivalents - Includes the cash from the exercise of the Molina option to purchase all of UAT's shares of UAHC Health Plan stock. The purchase price payable to UAT by Molina will be an amount in cash equal to the percentage interest that UAT then owns of the outstanding UAHC Health Plan stock multiplied by the Fair Market Value of UAHC Health Plan determined as of the purchase closing date. For this purpose, the Fair Market Value of UAHC Health Plan will equal the sum of (1) its Medicaid membership (assumed to be approximately 181,000 members if there is one TennCare contract and 388,000 members if there are two TennCare contracts) multiplied by $345 per Medicaid member, plus (2) its Medicare Advantage and/or Medicare Advantage Special Needs Plan membership (assumed to be 815 members) multiplied by $2,500 per Medicare member, plus (3) the market value of its Medicare Advantage Prescription Drug Program plan business operations, if any (assumed to be zero since there currently are none), plus (4) the sum of capital then held by UAHC Health Plan in excess of its statutory minimum net worth requirement. Since it is not possible to reasonably determine the amount of capital in excess of the minimum net worth requirement at the assumed Option Exercise Date (November 1, 2010), which will be impacted by the net earnings or net loss performance of UAHC Health Plan from the assumed effective date of a new TennCare contract (November 1, 2008) through the assumed Option Exercise Date (November 1, 2010), we assume the excess capital at the at the Buy-Out Closing date is equal to the excess capital at the assumed contract effective date (November 1, 2008). Thus, the estimated cash purchase price is $58.6 million in the event of one new TennCare contract or $75.7 million in the event of two new TennCare contracts.

Deferred income taxes - The deferred tax assets as reported at December 31, 2007 are utilized to offset the gain on the sale of the UAHC Health Plan subsidiary in the pro forma financial statements.

Property and equipment, net - Molina would purchase substantially all of the physical assets of UAT that relate to UAHC Health Plan. The purchase price payable to UAT by Molina as described two paragraphs above will be for the purchase of those assets as well as for the purchase of all of UAT's shares of UAHC Health Plan stock.

Federal income tax payable - An adjustment is recorded for the estimated tax liability of $7.2 million in the event of one new TennCare contract, or $13.3 million in the event of two new TennCare contracts, associated with the gain on the sale of the UAHC Health Plan subsidiary.


NOTE 2 - PRO FORMA STATEMENT OF OPERATIONS


For the purposes of this pro forma analysis, we assume that the exercise by Molina of its option to purchase all of UAT's shares of UAHC Health Plan stock will involve the sale of substantially all of the Company's non-cash assets to Molina; that following the closing of such transaction the Company will effectively be a corporation with only cash, cash equivalents and marketable securities and no intangible assets or ongoing business operations; and that the Company will incur only costs and expenses associated with remaining a publicly held company and efforts to complete an acquisition or enter into a strategic transaction or alliance with a potential business partner. These costs and estimates are difficult to estimate at this time as they are dependent on many factors, including the availability of potential acquisition targets or potential strategic business partners and the time and effort required to negotiate and complete such transactions.


The unaudited pro forma narrative income statement for the fiscal year ended June 30, 2007 and six months ended December 31, 2007, assuming that the Buy-Out Closing date was July 1, 2006, would reflect all of the revenue and expenses associated with the Company's only business operation being eliminated. The only remaining costs on a pro forma basis relate to maintaining an ongoing publicly held company, and costs expended to identify potential acquisition targets or business partner candidates. Total pro forma expenses include salaries of existing management and professional consulting and financial advisor expense of $0.3 million expected to assist in the completion of a transaction with an acquisition target or a strategic business partner. The costs associated with identifying potential acquisition targets or business partner candidates will continue until such time as an agreement with such a partner is completed or the Company decides to abandon such efforts. For the pro forma year ended June 30, 2007, these costs will be offset by net interest and other income of approximately $3.9 million if there is one TennCare contract or $4.8 million if there are two TennCare contracts, after giving effect to interest income from the investment of the consideration received from the Buy-Out Closing, resulting in net earnings on a pro forma basis of approximately $23.2 million or $2.62 per basic share if there is one TennCare contract, or $34.1 million or $3.91 per basic share if there are two TennCare contracts, based on 8,734,214 basic and 9,694,360 fully diluted shares outstanding, respectively.


For the purposes this pro forma analysis, we assume that the Company will also incur legal expenses for ongoing litigation for which the ultimate liability cannot be quantified or estimated with any reasonable certainty.

The Company will incur approximately $0.1 million for legal services provided by the Company's outside counsel and $0.4 million if there is one TennCare contract, or $1.0 million if there are two TennCare contracts, for ongoing consulting services provided to the Company in connection with the completion of the transactions contemplated by the Purchase Agreement.

                              ACCOUNTING TREATMENT


     In the event of the exercise of Molina's Purchase Option pursuant to the Shareholder Agreement, Molina will purchase 100% of UAT's remaining interest in UAHC Health Plan and substantially all of UAT's assets, except for cash, cash equivalents and marketable securities.(4) UAT would record the disposition of these assets and its remaining interest in UAHC Health Plan and a corresponding gain or loss representing the difference between the proceeds received by UAT and UAT's carrying value of the assets given up, net of applicable state and federal income taxes. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION" above for additional information.


                         FEDERAL INCOME TAX CONSEQUENCES

     In the event of the exercise of Molina's Purchase Option pursuant to the Shareholder Agreement, any gain realized from the sale of UAT's interest in UAHC Health Plan and other assets sold will be taxable at the applicable state and federal tax rates. The amount of the gain or loss recognized by the Company with respect to the sale of UAT's remaining interest in UAHC Health Plan and other assets sold will be measured by the difference between the proceeds received and the tax basis in the assets and interest sold. UAT files a consolidated tax return with its parent, the Company, as a consolidated group.

----------
(4)  See footnote 1 on page 3 of this proxy statement.


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

     The proposed sale of substantially all of the non-cash assets of the Company by itself will not produce any separate and independent federal income tax consequences to the Company's shareholders.

                            EXPENSES OF SOLICITATION

     The cost of this solicitation of proxies will be borne by the Company and may include requests by mail and personal contact by its Directors, officers and employees. In addition, the Company has retained Georgeson Shareholder to aid in the solicitation of proxies from brokers, banks, other nominees and institutional holders at a fee not to exceed $8,500 plus out-of-pocket expenses. The Company will reimburse brokers or other nominees and institutional holders for their expenses in forwarding proxy materials to principals. Any person giving a proxy has the power to revoke it at any time before it is voted.

                              SHAREHOLDER PROPOSALS

     Proposals of shareholders that are intended to be presented at our 2008 Annual Meeting of Shareholders must be received by our Secretary at our offices, United American Healthcare Corporation, 300 River Place, Suite 4950, Detroit, Michigan 48207-5062, no later than May 26, 2008 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Such proposals should be sent by certified mail, return receipt requested.

     We must receive notice of any proposals of shareholders that are intended to be presented at our 2008 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in our proxy statement and proxy related to that meeting, no later than August 6, 2008 to be considered timely. Such proposals should be sent by certified mail, return receipt requested and addressed to United American Healthcare Corporation, 300 River Place, Suite 4950, Detroit, Michigan 48207-5062, Attention: Investor Relations Department. If we do not have notice of the matter by that date, our form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in our form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

                                 OTHER BUSINESS

     Neither we nor the members of our Board of Directors intend to bring before the Special Meeting any matters other than those set forth in the Notice of the Special Meeting of Shareholders, and none of us has any present knowledge that other matters will be presented for action at the Special Meeting by others. However, if other matters are properly presented to the meeting, the persons named in the enclosed proxy intend to vote the shares represented by the proxy in accordance with their best judgment.


                              FINANCIAL INFORMATION



     The Company will furnish without charge to each person whose proxy is being solicited, upon written or oral request of any such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2007 and December 31, 2007, as filed with the U.S. Securities and Exchange Commission, including the financial statements therein, and of any other document that has been incorporated by reference in this proxy statement. This includes information contained in documents filed subsequent to the date on which definitive copies of this proxy statement are sent or given to shareholders, up to the date of responding to the request. The address and telephone number to which such a request is to be directed are United American Healthcare Corporation, 300 River Place,



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


Suite 4950, Detroit, Michigan 48207-5062, Attention: Investor Relations Department, and (313) 393-4571, respectively.



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     The following documents previously filed by the Company with the U.S. Securities and Exchange Commission pursuant to the Exchange Act are incorporated into this proxy statement by reference:



(a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2007, filed on August 30, 2007 (File No. 001-11638).



(b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, filed on October 30, 2007 (File No. 000-18839).



(c) The Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2007, filed on February 7, 2008 (File No. 000-18839).



(d) The Company's Current Report on Form 8-K dated March 24, 2005, filed on March 25, 2008 (File No. 001-11638).



All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date on which the Special Meeting of Shareholders to which this proxy statement pertains is held shall be deemed to be incorporated by reference into this proxy statement.


                                         By order of the Board of Directors


                                         /s/ William C. Brooks

                                         Chairman, President and
                                         Chief Executive Officer

Detroit, Michigan
____________, 2008


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